Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints each of Anilesh Ahuja, Jay Strauss, Susan Valenti and Hyung Peak or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any to sign any Registration Statement on Form S-3 and any or all amendments thereto (including post-effective amendments) of Deutsche Mortgage Securities, Inc. under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his other substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Capacity	Date

/s/Anilesh Ahuja Anilesh Ahuja	President (Principal Executive Officer)	March 7, 2007
/s/James W. Gnall James W. Gnall	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 7, 2007
/s/Richard W. Ferguson Richard W. Ferguson	Director	March 7, 2007
/s/Joseph J. Rice Joseph J. Rice	Director	March 7, 2007
/s/Richard d’Albert Richard d’Albert	Director	March 7, 2007
/s/Kevin P. Burns Kevin P. Burns	Director	March 7, 2007